Date: February 25, 2025
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2024 RESULTS
Orlando, FL – February 25, 2025 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and year ended December 31, 2024.
Fourth Quarter 2024 Highlights
•Net Loss: Net loss attributable to common stockholders was $0.6 million, or $0.01 per share
•Adjusted EBITDAre: $59.2 million, decreased 0.5% compared to the fourth quarter of 2023
•Adjusted FFO per Diluted Share: $0.39, decreased 4.9% compared to the fourth quarter of 2023
•Same-Property Occupancy: 64.4%, increased 250 basis points compared to the fourth quarter of 2023
•Same-Property ADR: $257.52, increased 1.0% compared to the fourth quarter of 2023
•Same-Property RevPAR: $165.92, increased 5.1% compared to the fourth quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, which underwent a transformative renovation, RevPAR was $168.34, an increase of 3.4% compared to the fourth quarter of 2023.
•Same-Property Hotel EBITDA: $62.9 million, decreased 0.6% compared to the fourth quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, Same-Property Hotel EBITDA was $63.0 million, flat compared to the fourth quarter of 2023.
•Same-Property Hotel EBITDA Margin: 24.0%, decreased 120 basis points compared to the fourth quarter of 2023. Excluding Grand Hyatt Scottsdale Resort, Hotel EBITDA Margin was 25.1%, a decrease of 68 basis points compared to the fourth quarter of 2023.
•Financing Activity: As previously disclosed, in November, the Company upsized and extended its corporate credit facility. The amended $825 million credit facility is comprised of a $500 million revolving line of credit and $325 million in term loans. The amended credit facility matures in November 2028. In November, the Company issued $400 million of 6.625% Senior Notes maturing in May 2030. Together with cash on hand, proceeds from the new issuance were used to repay the then outstanding 6.375% Senior Notes due August 2025.
•Dividends: The Company declared its fourth quarter dividend of $0.12 per share to common stockholders of record on December 31, 2024.
•Capital Markets Activities: The Company repurchased a total of 515,876 shares of common stock at a weighted-average price of $14.83 per share for a total consideration of approximately $7.6 million.

Full Year 2024 Highlights
•Net Income: Net income attributable to common stockholders was $16.1 million, or $0.15 per share
•Adjusted EBITDAre: $237.1 million, decreased 5.8% compared to the same period in 2023
•Adjusted FFO per Diluted Share: $1.59, increased 3.2% compared to the same period in 2023
•Same-Property Occupancy: 67.4%, increased 230 basis points compared to the same period in 2023
•Same-Property ADR: $255.72, decreased 1.9% compared to the same period in 2023
•Same-Property RevPAR: $172.47, increased 1.6% compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, RevPAR was $176.62, an increase of 3.4% compared to the same period in 2023.

•Same-Property Hotel EBITDA: $255.4 million, decreased 5.5% compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, Same-Property Hotel EBITDA was $256.7 million, an increase of 1.3% compared to the same period in 2023.
•Same-Property Hotel EBITDA Margin: 24.7%, decreased 189 basis points compared to the same period in 2023. Excluding Grand Hyatt Scottsdale Resort, Hotel EBITDA Margin was 25.7%, a decrease of 64 basis points compared to the same period in 2023.

•Transaction Activity: Sold the 107-room Lorien Hotel & Spa in Alexandria, VA for $30.0 million in the third quarter.
•Dividends: For the full year 2024, the Company declared a total of $0.48 of dividends per share to common stockholders which represented a 3.5% yield relative to the Company's stock price on December 29, 2023.
•Capital Markets Activities: The Company repurchased a total of 1,130,846 shares of common stock at a weighted-average price of $14.02 per share for a total consideration of approximately $15.8 million.

"We are pleased to have finished a challenging 2024 with positive momentum in the fourth quarter, both from a portfolio performance perspective and through the completion of the significant capital improvement projects that weighed on our portfolio results during the year,” said Marcel Verbaas, Chair and Chief Executive Officer of Xenia. "Same-Property RevPAR came in 5.1% higher than the prior year in the fourth quarter, as performance at the newly upbranded Grand Hyatt Scottsdale Resort became a tailwind for our overall portfolio RevPAR gains, while Adjusted FFO exceeded the midpoint of the guidance range we provided last quarter. We are encouraged by double-digit RevPAR growth in a variety of our markets in the fourth quarter, including Phoenix, Nashville, Santa Barbara, Pittsburgh, Birmingham, Salt Lake City, New Orleans and Charleston, indicating strength in diverse markets from a demand segmentation perspective. For the full year, our portfolio, excluding Grand Hyatt Scottsdale, achieved a RevPAR increase of 3.4% which was driven by solid occupancy gains throughout the year, mainly as a result of strength in the group and business transient segments. In addition to significant RevPAR growth at our recently renovated properties in Salt Lake City, Santa Barbara and Orlando, our hotels in Houston, Dallas, Santa Clara, Pittsburgh and Washington, DC, were relative outperformers during the year.”
“We are thrilled to have substantially completed the transformative renovation and upbranding of Grand Hyatt Scottsdale, with just some minor components remaining to be finished in 2025. The opening of the expanded Arizona Ballroom in early January was another significant milestone and the reception to this phenomenal facility has been extremely positive,” continued Mr. Verbaas. “With the resort now fully operational and ramping up, we are entering the next phase during which we expect this strategic investment to deliver meaningful returns. The heavy lifting is behind us, and we are confident that this property will drive strong cash flow through stabilization and into the future.”

“We are proud of all the hard work that was done in the last year, not only across our portfolio of hotels and resorts, but also on our financing and capital markets activities. We addressed all near term debt maturities and have further strengthened our balance sheet, positioning us to capitalize on strategic opportunities in the years ahead,” said Mr. Verbaas. "As we begin 2025, we are optimistic about our growth prospects, despite continued uncertainty in the overall economic climate. We estimate that Same-Property RevPAR for the first quarter through February 20th grew 7.3% versus the comparable period in 2024. These early results give us confidence that, with both the benefit of Grand Hyatt Scottsdale and strong group revenue pace across our high quality portfolio, Xenia is positioned for meaningful RevPAR growth in 2025."

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,
	2024	2023	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders	$(638)	$7,599	(108.4)%
Net income (loss) per share available to common stockholders - basic and diluted	$(0.01)	$0.07	(114.3)%

Same-Property Number of Hotels(1)	31	31	—
Same-Property Number of Rooms(1)(5)	9,408	9,407	1
Same-Property Occupancy(1)	64.4%	61.9%	250	bps
Same-Property Average Daily Rate(1)	$257.52	$255.01	1.0%
Same-Property RevPAR(1)	$165.92	$157.92	5.1%
Same-Property Hotel EBITDA(1)(2)	$62,932	$63,341	(0.6)%
Same-Property Hotel EBITDA Margin(1)(2)	24.0%	25.2%	(120)	bps

Total Portfolio Number of Hotels(3)	31	32	(1)
Total Portfolio Number of Rooms(3)(5)	9,408	9,514	(106)
Total Portfolio RevPAR(4)	$165.92	$157.69	5.2%

Adjusted EBITDAre(2)	$59,164	$59,442	(0.5)%
Adjusted FFO(2)	$40,030	$44,045	(9.1)%
Adjusted FFO per diluted share(2)	$0.39	$0.41	(4.9)%
1."Same-Property” includes all hotels owned as of December 31, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures. See definitions and tables later in this press release for how we define these non-GAAP financial measures and for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
5.One room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

	Year Ended December 31,
	2024	2023	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$16,143	$19,142	(15.7)%
Net income per share available to common stockholders - basic and diluted	$0.15	$0.17	(11.8)%

Same-Property Number of Hotels(1)	31	31	—
Same-Property Number of Rooms(1)(5)	9,408	9,407	1
Same-Property Occupancy(1)	67.4%	65.1%	230	bps
Same-Property Average Daily Rate(1)	$255.72	$260.74	(1.9)%
Same-Property RevPAR(1)	$172.47	$169.74	1.6%
Same-Property Hotel EBITDA(1)(2)	$255,415	$270,205	(5.5)%
Same-Property Hotel EBITDA Margin(1)(2)	24.7%	26.6%	(189)	bps

Total Portfolio Number of Hotels(3)	31	32	(1)
Total Portfolio Number of Rooms(3)(5)	9,408	9,514	(106)
Total Portfolio RevPAR(4)	$172.36	$169.46	1.7%

Adjusted EBITDAre(2)	$237,123	$251,740	(5.8)%
Adjusted FFO(2)	$165,342	$170,211	(2.9)%
Adjusted FFO per diluted share(2)	$1.59	$1.54	3.2%
1."Same-Property” includes all hotels owned as of December 31, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures. See definitions and tables later in this press release for how we define these non-GAAP financial measures and for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
5.One room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

Liquidity and Balance Sheet
As of December 31, 2024, the Company had total outstanding debt of approximately $1.3 billion with a weighted-average interest rate of 5.54%. The Company had approximately $78 million of cash and cash equivalents, including hotel working capital, an unfunded $100 million delayed draw term loan commitment, and $490 million of availability on its revolving line of credit, resulting in total liquidity of approximately $668 million as of December 31, 2024. In addition, the Company held approximately $65 million of restricted cash and escrows at the end of the fourth quarter.
Corporate Credit Facility
In November, the Company upsized and extended its corporate credit facility. The amended credit facility is comprised of a $500 million revolving line of credit and a $325 million term loan (of which, $225 million was outstanding as of December 31, 2024). The sizing of the revolving line of credit and term loan represent a $50 million and a $100 million increase to prior levels, respectively. The amended credit facility matures in November 2028 and can be extended to November 2029. Subsequent to quarter end, the Company elected to draw the remaining $100 million term loan commitment with a portion of the proceeds directed to repay the then outstanding balance on the revolving line of credit and the remainder held on the Company's balance sheet. As a result, the full $325 million term loan is outstanding and the $500 million revolving line of credit is fully undrawn.
Capital Markets
In November, the Company issued $400 million of 6.625% Senior Notes maturing in May 2030. Together with cash on hand, proceeds from the new issuance were used to repay the then outstanding 6.375% Senior Notes due August 2025 enabling the Company to address substantially all of its near-term debt maturities.
In the quarter, the Company repurchased 515,876 shares of common stock at a weighted-average price of $14.83 per share for a total consideration of approximately $7.6 million. For the year ended December 31, 2024, the Company repurchased 1,130,846 shares of common stock at a weighted-average price of $14.02 per share for a total consideration of approximately $15.8 million. The Company currently has $117.9 million in capacity remaining under its repurchase authorization. The Company did not issue any shares of its common stock through its At-The-Market ("ATM") program in the quarter and had $200 million of remaining availability as of December 31, 2024.
First Quarter 2024 Dividend
The Company's Board of Directors has increased the quarterly cash dividend by approximately 17% to $0.14 per share of the Company's common stock for the first quarter of 2025. The dividend will be paid on April 15, 2025 to all holders of record of the Company's common stock as of the close of business on March 31, 2025. Consistent with prior practice, all future dividend determinations are subject to approval by the Company's Board of Directors.
Grand Hyatt Scottsdale Resort
The Company has completed all major components of the transformative renovation of the former Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch. On November 1, 2024 the property was upbranded to Grand Hyatt Scottsdale Resort.
The components of the transformative renovation and their respective completion dates were as follows:
•Pool complex, pool bars, and amenities – Full renovation, including significant redesign of the pool, pool deck, and pool bars. The adult pool and H2Oasis pool bar were completed in mid-January 2024 and the remainder of the pool complex was completed in early April 2024.

•Guest rooms and corridors – Full renovation of all guest rooms including new case goods, soft goods, bathrooms, and fan coil units. Guest rooms were completed on a continually phased basis with all 496 rooms, including the addition of five guest rooms, fully completed in September 2024. Certain premium suites and casitas were finished in January 2025.

•Arizona Ballroom expansion and meeting space renovation – Renovation of existing ballrooms, meeting rooms, and pre-function spaces, all completed in October 2024. Expansion of the Arizona Ballroom by approximately 12,000 square feet was completed and available for groups in early January 2025.

•Public spaces and food and beverage outlets – Major renovation of all areas, including lobby, lobby bar, hotel market, and significant expansion of outdoor dining space. Reconcepting and redesign of all food & beverage venues, including La Zozzona, an upscale modern-Italian steak and seafood concept which opened in November 2024, Tiki Taka, a global small plate concept, including a sushi bar which opened in early January 2025, Mesa Central, an innovative, three-meal southwestern grill which opened in early November 2024, and Grand Vista Lounge, a reinvention of the hotel’s renowned lobby bar which opened in late October 2024. All of these outlets were designed and concepted in collaboration with celebrity chef Richard Blais and were substantially complete in early November while openings were phased in coordination with business levels.

•Building façade, infrastructure, and grounds – Redesign of several elements of the building façade, replacement of all exterior lighting, redesign of existing solar panels, and new exterior signage, all of which were completed by the end of 2024, with the exception of certain exterior projects, including a parking lot renovation which will be completed during 2025.
Capital Expenditures
During the quarter and year ended December 31, 2024, the Company invested $24.4 million and $140.6 million in portfolio improvements, respectively. For the full year 2024, significant projects in the Company's portfolio included:
•Waldorf Astoria Atlanta Buckhead – Renovation of all meeting rooms

•Bohemian Hotel Savannah Riverfront, Autograph Collection – Reconcepting and renovation of the hotel’s restaurant into Coastal 15, a modern seafood concept

•The Ritz-Carlton, Denver – Renovation of ELWAY’S Downtown restaurant

•Westin Oaks Houston at the Galleria – Renovation of the lobby and restaurant, relocation of the fitness facility, Heavenly Bed upgrades, addition of a concierge lounge and meeting space

•Westin Galleria Houston – Renovation of the lobby and Heavenly Bed upgrades

•Marriott Woodlands Waterway Hotel & Convention Center – Renovation of the lobby, restaurant, and bar and addition of an M Club, completed in January 2025

The Company also made select upgrades to guestrooms at Hyatt Regency Santa Clara, Marriott San Francisco Airport Waterfront, and Renaissance Atlanta Waverly Hotel & Convention Center. These projects will continue at these properties into 2025. Additionally, the Company made progress on several significant infrastructure upgrades at Andaz San Diego, Fairmont Dallas, Marriott San Francisco Airport Waterfront, Renaissance Atlanta Waverly Hotel & Convention Center, and The Ritz-Carlton, Denver.
The Company has planned renovations for 2025 that include:

•Andaz Napa – The first phase of a comprehensive rooms renovation to begin in the fourth quarter of 2025

•The Ritz-Carlton, Denver – Renovation of guest rooms and corridors to begin in the fourth quarter of 2025

The Company will incorporate select upgrades to guestrooms and public areas at a number of properties. These projects will be done based on hotel seasonality and are expected to result in minimal disruption. In addition, the Company expects to perform infrastructure and façade upgrades at approximately nine hotels throughout the year.
Full Year 2025 Outlook and Guidance
The Company is providing its full year 2025 outlook. The range below reflects the Company's limited visibility in forecasting due to macroeconomic uncertainty and is based on the current economic environment and does not take into account any unanticipated impacts to the business or operations. Furthermore, this guidance assumes no additional acquisitions, dispositions, equity issuances, or share and/or senior note repurchases. The Same-Property (31 Hotel) RevPAR change shown includes all hotels owned as of February 25, 2025.

	Full Year 2025 Guidance
	Low End	High End
	($ in millions, except stats and per share data)
Net Income	$9	$29
Same-Property RevPAR Change (vs. 2024)	3.5%	6.5%
Adjusted EBITDAre	$244	$264
Adjusted FFO	$161	$181
Adjusted FFO per Diluted Share	$1.55	$1.74
Capital Expenditures	$100	$110
Full year 2025 guidance is inclusive of the following assumptions:

•Capital expenditures are expected to have minimal disruption to revenues. Final capital expenditures related to the transformative renovation of Grand Hyatt Scottsdale Resort are included in guidance.

•General and administrative expense of approximately $24 million, excluding non-cash share-based compensation
•Interest expense of approximately $80 million, excluding non-cash loan related costs
•Income tax expense of approximately $3 million

•103.8 million weighted-average diluted shares/units
Supplemental Financial Information
Please refer to the Company's Supplemental Financial Information package for the Fourth Quarter 2024 available online though the Press Release section of the Company's Investor Relations website for additional financial information.
Fourth Quarter 2024 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, February 25, 2025 at 11:00 AM Eastern Time. To participate in the conference call, please dial (833) 470-1428, access code 605915. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 31 hotels and resorts comprising 9,408 rooms across 14 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, and The Kessler Collection. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, statements about our performance relative to the industry and/or peers, strategies, or other future events, the outlook related to macroeconomic factors, our beliefs or expectations relating to our future performance including our 2025 outlook and guidance, results of operations and financial conditions, and the timing of renovations and capital expenditures projects. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii) macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities, such as wars, global conflicts and geopolitical unrest, other political conditions or uncertainty, actual or threatened terrorist or cyber-attacks, mass casualty events, government shutdowns and closures, travel-related health concerns, global outbreaks of pandemics (such as the COVID-19 pandemic) or contagious diseases, or fear of such outbreaks, weather and climate-related events, such as hurricanes, tornadoes, floods, wildfires, and droughts, and natural or man-made disasters; (iii) inflation and inflationary pressures which increases labor costs and other costs of providing services to guests and complying with hotel brand standards, as well as costs related to construction and other capital expenditures, property and other taxes, and insurance costs which could result in reduced operating profit margins; (iv) bank failures and concerns over a potential domestic and/or global recession; (v) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly; (vi) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, cyber incidents, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and disruption caused by cancellation of or delays in the completion of anticipated demand generators; (vii) the availability and terms of financing and capital and the general volatility of securities markets; (viii) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws; (ix) interest rate increases; (x) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xi) the Company's ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs; (xiii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, civil unrest, or cyber incidents; (xiv) risks associated with redevelopment and repositioning projects, including disruption, delays and cost overruns; (xv) levels of spending in business and leisure segments as well as consumer confidence; (xvi) declines in occupancy and average daily rate; (xvii) the seasonal and cyclical nature of the real estate and hospitality businesses; (xviii) changes in distribution arrangements, such as through Internet travel intermediaries; (xix) relationships with labor unions and changes in labor laws, including increases to minimum wages and/or work rule requirements; (xx) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied; (xxi) monthly cash expenditures and the uncertainty around predictions; (xxii) labor shortages; (xxiii) disruptions in supply chains resulting in delays or inability to procure required products; and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.

All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Investor Relations section of Xenia's website. While not all the information that the Company posts to the Xenia website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2024 and December 31, 2023
($ amounts in thousands, except per share data)

	December 31, 2024	December 31, 2023
Assets:	(Unaudited)	(Audited)
Investment properties:
Land	$455,907	$460,307
Buildings and other improvements	3,188,885	3,097,711
Total	$3,644,792	$3,558,018
Less: accumulated depreciation	(1,053,971)	(963,052)
Net investment properties	$2,590,821	$2,594,966
Cash and cash equivalents	78,201	164,725
Restricted cash and escrows	65,381	58,350
Accounts and rents receivable, net of allowance for doubtful accounts	25,758	32,432
Intangible assets, net of accumulated amortization	4,856	4,898
Deferred tax assets	5,345	—
Other assets	61,254	46,856
Total assets	$2,831,616	$2,902,227
Liabilities:
Debt, net of loan premiums, discounts and unamortized deferred financing costs	$1,334,703	$1,394,906
Accounts payable and accrued expenses	102,896	102,389
Distributions payable	12,566	10,788
Other liabilities	101,118	76,647
Total liabilities	$1,551,283	$1,584,730
Commitments and Contingencies
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 101,310,135 and 102,372,589 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	$1,013	$1,024
Additional paid in capital	1,921,006	1,934,775
Accumulated other comprehensive income	925	2,439
Accumulated distributions in excess of net earnings	(679,841)	(647,246)
Total Company stockholders' equity	$1,243,103	$1,290,992
Non-controlling interests	37,230	26,505
Total equity	$1,280,333	$1,317,497
Total liabilities and equity	$2,831,616	$2,902,227

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three Months and Years Ended December 31, 2024 and 2023
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Rooms revenues	$143,610	$138,023	$597,097	$588,278
Food and beverage revenues	94,095	94,142	350,738	354,114
Other revenues	24,144	21,215	91,212	83,051
Total revenues	$261,849	$253,380	$1,039,047	$1,025,443
Expenses:
Rooms expenses	37,377	36,408	152,133	145,274
Food and beverage expenses	63,599	61,516	241,186	235,961
Other direct expenses	6,185	5,920	25,009	23,467
Other indirect expenses	69,865	65,937	275,579	263,833
Management and franchise fees	8,861	8,417	36,507	35,235
Total hotel operating expenses	$185,887	$178,198	$730,414	$703,770
Depreciation and amortization	33,123	31,698	128,749	132,023
Real estate taxes, personal property taxes and insurance	13,195	12,295	53,140	50,491
Ground lease expense	767	771	3,179	3,016
General and administrative expenses	7,830	8,839	36,245	37,219
Gain on business interruption insurance	(1,593)	—	(2,338)	(218)
Other operating expenses	1,199	714	2,303	1,530
Impairment and other losses	49	—	520	—
Total expenses	$240,457	$232,515	$952,212	$927,831
Operating income	$21,392	$20,865	$86,835	$97,612
Gain on sale of investment properties	—	—	1,628	—
Other income	2,103	3,683	9,399	9,895
Interest expense	(20,135)	(20,689)	(80,882)	(84,997)
Loss on extinguishment of debt	(3,850)	—	(3,850)	(1,189)
Net income (loss) before income taxes	$(490)	$3,859	$13,130	$21,321
Income tax benefit (expense)	(287)	3,935	3,740	(1,447)
Net income (loss)	$(777)	$7,794	$16,870	$19,874
Net (income) loss attributable to non-controlling interests	139	(195)	(727)	(732)
Net income (loss) attributable to common stockholders	$(638)	$7,599	$16,143	$19,142

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) - Continued
For the Three Months and Years Ended December 31, 2024 and 2023
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Basic and diluted income (loss) per share:
Net income (loss) per share available to common stockholders - basic and diluted	$(0.01)	$0.07	$0.15	$0.17
Weighted-average number of common shares (basic)	101,578,304	104,767,518	101,846,303	108,192,148
Weighted-average number of common shares (diluted)	101,578,304	104,980,819	102,271,394	108,412,485

Comprehensive income (loss):
Net income (loss)	$(777)	$7,794	$16,870	$19,874
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate derivative instruments	970	(2,362)	2,517	5,220
Reclassification adjustment for amounts recognized in net income (loss) (interest expense)	(703)	(1,147)	(4,081)	(2,690)
	$(510)	$4,285	$15,306	$22,404
Comprehensive (income) loss attributable to non-controlling interests	132	(26)	(677)	(823)
Comprehensive income (loss) attributable to the Company	$(378)	$4,259	$14,629	$21,581

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of its operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to investors in evaluating and facilitating comparisons of its operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and, along with FFO and Adjusted FFO, is used by management in the annual budget process for compensation programs.
The Company calculates EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains or losses on change of control, plus impairments of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
The Company further adjusts EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company also adjusts EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes it is meaningful for investors to understand Adjusted EBITDAre attributable to all common stock and unit holders. The Company believes Adjusted EBITDAre attributable to common stock and unit holders provides investors with another useful financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. The Company then adjusts the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides investors a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotel(s) during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. The Company further adjusts the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of the hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) terminated transaction and pre-opening expenses, and (6) certain state and local excise taxes resulting from ownership structure. The Company believes that Same-Property Hotel EBITDA provides investors a useful financial measure to evaluate hotel operating performance excluding the impact of capital structure (primarily interest expense), asset base (primarily depreciation and amortization), income taxes, and corporate-level expenses (corporate expenses and terminated transaction costs). The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of its hotels and the effectiveness of third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data presented does not represent the Company's total revenues, expenses, operating profit or net income and should not be used to evaluate performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the 2018 Restatement White Paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains or losses from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains or losses from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company believes it is meaningful for investors to understand FFO attributable to common stock and unit holders.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, and other items we believe do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted-average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted-average common share count used to derive net income or loss per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units. Any anti-dilutive securities are excluded from the diluted earnings per share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended December 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,
	2024	2023
Net income (loss)	$(777)	$7,794
Adjustments:
Interest expense	20,135	20,689
Income tax benefit (expense)	287	(3,935)
Depreciation and amortization	33,123	31,698
EBITDA	$52,768	$56,246
Gain on sale of investment properties	—	—
EBITDAre	$52,768	$56,246

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(92)	$(78)
Gain on insurance recoveries(1)	(2,081)	—
Loss on extinguishment of debt	3,850	—
Amortization of share-based compensation expense	2,543	3,307
Non-cash ground rent and straight-line rent expense	(51)	(33)
Other non-recurring expenses(2)	2,227	—
Adjusted EBITDAre attributable to common stock and unit holders	$59,164	$59,442
Corporate-level costs and expenses	3,723	4,347
Pro forma hotel adjustments, net(3)	45	(448)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$62,932	$63,341
1.During the three months ended December 31, 2024, the Company recorded $2.0 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. These gains on insurance recovery are included in other income on the consolidated statements of operations and comprehensive income (loss) for the periods then ended.
2.During the three months ended December 31, 2024, the Company recognized $1.2 million related to a non-recurring legal settlement. Additionally, the Company recognized $0.9 million of pre-opening expenses.
3.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended December 31, 2024 and 2023 on page 22.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Years Ended December 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Years Ended December 31,
	2024	2023
Net income	$16,870	$19,874
Adjustments:
Interest expense	80,882	84,997
Income tax benefit (expense)	(3,740)	1,447
Depreciation and amortization	128,749	132,023
EBITDA	$222,761	$238,341
Gain on sale of investment properties	(1,628)	—
EBITDAre	$221,133	$238,341

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(341)	$(348)
Gain on insurance recoveries(1)	(4,428)	(535)
Loss on extinguishment of debt	3,850	1,189
Amortization of share-based compensation expense	13,658	13,168
Non-cash ground rent and straight-line rent expense	(435)	(75)
Other non-recurring expenses(2)	3,686	—
Adjusted EBITDAre attributable to common stock and unit holders	$237,123	$251,740
Corporate-level costs and expenses	19,275	20,042
Pro forma hotel level adjustments, net(3)	(983)	(1,577)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$255,415	$270,205
1.During the years ended December 31, 2024 and 2023, the Company recorded $4.4 million and $0.5 million, respectively, of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. These gains on insurance recovery are included in other income on the consolidated statements of operations and comprehensive income (loss) for the periods then ended.
2.During the year ended December 31, 2024, the Company recognized $1.9 million of pre-opening expenses, a non-recurring $1.2 million expense related to a legal settlement and $0.5 million of repair and clean up costs related to property damage sustained at certain properties.
3.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the years ended December 31, 2024 and 2023 on page 22.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
For the Three Months Ended December 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,
	2024	2023
Net income (loss)	$(777)	$7,794
Adjustments:
Depreciation and amortization related to investment properties	33,031	31,620
FFO attributable to common stock and unit holders	$32,254	$39,414

Reconciliation to Adjusted FFO
Gain on insurance recoveries(1)	(2,081)	—
Loss on extinguishment of debt	3,850	—
Loan related costs, net of adjustment related to non-controlling interests(2)	1,288	1,357
Amortization of share-based compensation expense	2,543	3,307
Non-cash ground rent and straight-line rent expense	(51)	(33)
Other non-recurring expenses(3)	2,227	—
Adjusted FFO attributable to common stock and unit holders	$40,030	$44,045
Weighted-average shares outstanding - Diluted(4)	103,313	106,643
Adjusted FFO per diluted share	$0.39	$0.41
1.During the three months ended December 31, 2024, the Company recorded $2.0 million of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. These gains on insurance recovery are included in other income on the consolidated statements of operations and comprehensive income (loss) for the periods then ended.
2.Loan related costs include amortization of debt premiums, discounts and deferred loan origination costs.
3.During the three months ended December 31, 2024, the Company recognized $1.2 million related to a non-recurring legal settlement. Additionally, the Company recognized $0.9 million of pre-opening expenses.
4.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Years Ended December 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Years Ended December 31,
	2024	2023
Net income	$16,870	$19,874
Adjustments:
Depreciation and amortization related to investment properties	128,408	131,675
Gain on sale of investment properties	(1,628)	—
FFO attributable to common stock and unit holders	$143,650	$151,549

Reconciliation to Adjusted FFO
Gain on insurance recoveries(1)	(4,428)	(535)
Loss on extinguishment of debt	3,850	1,189
Loan related costs, net of adjustment related to non-controlling interests(2)	5,361	4,915
Amortization of share-based compensation expense	13,658	13,168
Non-cash ground rent and straight-line rent expense	(435)	(75)
Other non-recurring expenses(3)	3,686	—
Adjusted FFO attributable to common stock and unit holders	$165,342	$170,211
Weighted-average shares outstanding - Diluted(4)	103,978	110,187
Adjusted FFO per diluted share	$1.59	$1.54
1.During the years ended December 31, 2024 and 2023, the Company recorded $4.4 million and $0.5 million, respectively, of insurance proceeds in excess of recognized losses related to casualty losses at certain properties. These gains on insurance recovery are included in other income on the consolidated statements of operations and comprehensive income (loss) for the periods then ended.
2.Loan related costs include amortization of debt premiums, discounts and deferred loan origination costs.
3.During the year ended December 31, 2024, the Company recognized $1.9 million of pre-opening expenses, a non-recurring $1.2 million expense related to a legal settlement and $0.5 million of repair and clean up costs related to property damage sustained at certain properties.
4.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Full Year 2025 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year
Net income	$19
Adjustments:
Interest expense(1)	85
Income tax expense	3
Depreciation and amortization	133
EBITDA and EBITDAre	$240
Amortization of share-based compensation expense	14
Other	—
Adjusted EBITDAre	$254

Reconciliation of Net Income to Adjusted FFO
for Full Year 2025 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year
Net income	$19
Adjustments:
Depreciation and amortization related to investment properties	133
FFO	$152
Amortization of share-based compensation expense	14
Other(1)	5
Adjusted FFO	$171
1.Includes non-cash loan amortization costs.

Xenia Hotels & Resorts, Inc.
Debt Summary as of December 31, 2024
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of December 31, 2024
Mortgage Loans
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	$53,306
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	105,972
Andaz Napa	Fixed(2)	5.72%		January 2028	55,000
Total Mortgage Loans		4.88%	(3)		$214,278
Corporate Credit Facilities(4)
Corporate Credit Facility Term Loan	Fixed(5)	5.65%		November 2028	$225,000
Revolving Credit Facility	Variable(6)	6.39%		November 2028	10,000
Total Corporate Credit Facilities					$235,000
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
2024 Senior Notes	Fixed	6.63%		May 2030	400,000
Loan premiums, discounts and unamortized deferred financing costs, net(7)					(14,575)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.54%	(3)		$1,334,703
1.Represents annual interest rates.
2.A variable interest loan for which SOFR has been fixed through January 1, 2027, after which the rate reverts to variable.
3.Weighted-average interest rate.
4.In November, the Company successfully amended its corporate credit facility. The amended facility consists of a $500 million revolving line of credit, a new $225 million term loan, and a $100 million delayed draw term loan. Pricing on the amended facility remained the same and both the line of credit and the term loans mature in November 2028. Subsequent to quarter end, the Company elected to draw the $100 million delayed draw term loan with a portion of the proceeds directed to repay the then outstanding balance on the revolving line of credit and the remainder held on the Company's balance sheet.
5.A variable interest loan for which the credit spread may vary, as it is determined by the Company's leverage ratio. SOFR was fixed until mid-February 2025.
6.The Revolving Credit Facility has a total capacity of $500 million. The spread to SOFR may vary, as it is determined by the Company's leverage ratio.
7.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Debt Summary as of January 31, 2025
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of January 31, 2025
Mortgage Loans
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	$53,202
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	105,789
Andaz Napa	Fixed(2)	5.72%		January 2028	55,000
Total Mortgage Loans		4.88%	(3)		$213,991
Corporate Credit Facilities(4)
Corporate Credit Facility Term Loan	Fixed(5)	5.65%		November 2028	$225,000
Corporate Credit Facility Term Loan	Variable(6)	6.23%		November 2028	100,000
Revolving Credit Facility	Variable(7)	6.23%		November 2028	—
Total Corporate Credit Facilities					$325,000
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
2024 Senior Notes	Fixed	6.63%		May 2030	400,000
Loan premiums, discounts and unamortized deferred financing costs, net(8)					(14,660)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.58%	(3)		$1,424,331
1.Represents annual interest rates.
2.A variable interest loan for which SOFR has been fixed through January 1, 2027, after which the rate reverts to variable.
3.Weighted-average interest rate.
4.In November, the Company successfully amended its corporate credit facility. The amended facility consists of a $500 million revolving line of credit, a new $225 million term loan, and a $100 million delayed draw term loan. Pricing on the amended facility remained the same and both the line of credit and the term loans mature in November 2028. Subsequent to quarter end, the Company elected to draw the $100 million delayed draw term loan with a portion of the proceeds directed to repay the then outstanding balance on the revolving line of credit and the remainder held on the Company's balance sheet.
5.A variable interest loan for which the credit spread may vary, as it is determined by the Company's leverage ratio. SOFR was fixed until mid-February 2025.
6.A variable interest loan for which the credit spread may vary, as it is determined by the Company's leverage ratio.
7.The Revolving Credit Facility has a total capacity of $500 million. The spread to SOFR may vary, as it is determined by the Company's leverage ratio.
8.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Years Ended December 31, 2024 and 2023
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023		Change	2024	2023		Change
Same-Property Occupancy(1)	64.4%	61.9%	250	bps	67.4%	65.1%	230	bps
Same-Property Average Daily Rate(1)	$257.52	$255.01		1.0%	$255.72	$260.74		(1.9)%
Same-Property RevPAR(1)	$165.92	$157.92		5.1%	$172.47	$169.74		1.6%
Same-Property Revenues(1):
Rooms revenues	$143,610	$136,671		5.1%	$593,843	$582,631		1.9%
Food and beverage revenues	94,095	93,521		0.6%	349,601	351,915		(0.7)%
Other revenues	24,144	20,847		15.8%	90,376	81,587		10.8%
Total Same-Property revenues	$261,849	$251,039		4.3%	$1,033,820	$1,016,133		1.7%
Same-Property Expenses(1):
Rooms expenses	$37,377	$35,995		3.8%	$151,151	$143,620		5.2%
Food and beverage expenses	63,599	60,990		4.3%	240,152	233,842		2.7%
Other direct expenses	6,185	5,722		8.1%	24,580	22,790		7.9%
Other indirect expenses	70,527	63,519		11.0%	272,272	257,518		5.7%
Management and franchise fees	8,861	8,351		6.1%	36,360	34,972		4.0%
Real estate taxes, personal property taxes and insurance	13,179	12,336		6.8%	52,996	50,335		5.3%
Ground lease expense	782	785		(0.4)%	3,232	3,069		5.3%
Gain on business interruption insurance	(1,593)	—		—%	(2,338)	(218)		972.5%
Total Same-Property hotel operating expenses	$198,917	$187,698		6.0%	$778,405	$745,928		4.4%
Same-Property Hotel EBITDA(1)	$62,932	$63,341		(0.6)%	$255,415	$270,205		(5.5)%
Same-Property Hotel EBITDA Margin(1)	24.0%	25.2%	(120)	bps	24.7%	26.6%	(189)	bps
1.“Same-Property” includes all properties owned as of December 31, 2024 and includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three months and years ended December 31, 2024 and 2023.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Total Revenues - GAAP	$261,849	$253,380	$1,039,047	$1,025,443
Pro forma hotel level adjustments(a)	—	(2,341)	(5,227)	(9,310)
Total Same-Property Revenues	$261,849	$251,039	$1,033,820	$1,016,133

Total Hotel Operating Expenses - GAAP	$185,887	$178,198	$730,414	$703,770
Real estate taxes, personal property taxes and insurance	13,195	12,295	53,140	50,491
Ground lease expense, net(b)	780	785	3,232	3,069
Other income (expense)	1,046	(1,373)	(149)	(1,596)
Gain on business interruption insurance	(1,593)	—	(2,338)	(218)
Corporate-level costs and expenses	(366)	(360)	(1,685)	(1,710)
Pro forma hotel level adjustments, net(a)	(32)	(1,847)	(4,209)	(7,878)
Total Same-Property Hotel Operating Expenses	$198,917	$187,698	$778,405	$745,928
a.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
b.Excludes non-cash ground rent expense.